Exhibit 10.3

Ultratech, Inc.

3050 Zanker Road

San Jose, California 95134

April 19, 2010

Mr. Bruce R. Wright

c/o Ultratech, Inc.

3050 Zanker Road

San Jose, California 95134

Dear Bruce:

We would like to take this opportunity to clarify certain provisions in your Amended and Restated Employment Agreement with Ultratech, Inc. (the “Company”), that became effective as of January 1, 2009 (the “Employment Agreement”).

Release Requirement. Under your Employment Agreement, you are required to execute and deliver a general release to the Company as a condition to your qualifying for certain severance benefits. We wish to resolve any potential ambiguity as to the impact that release will have upon the commencement date of the payment of any such severance benefits to which you may become entitled under your Employment Agreement, whether payable in cash or equity, should the delayed commencement date provisions of Section 10.1 of your Employment Agreement not otherwise be applicable at that time. As a point of clarification, in that event each of the references in your Employment Agreement to “any applicable revocation period” is intended to refer to the maximum applicable review/delivery and revocation period to which you are entitled under applicable law with respect to the release. That maximum period will accordingly be used to determine the date (and taxable year) for the commencement of such severance benefits.

Except for the clarifications set forth in this letter, all the terms and provisions of your Employment Agreement will continue in full force and effect.

/s/ Henri Richard
Henri Richard
Chairman, Compensation Committee of the Board of Directors

APPROVAL

I hereby approve and accept the clarifying changes to my Employment Agreement set forth above.

/s/ Bruce R. Wright
Bruce R. Wright

Dated: April 19, 2010

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